FOR IMMEDIATE RELEASE

Date:	April 22, 2013
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS QUARTERLY EARNINGS

Porterville, CA – April 22, 2013 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2013. Sierra Bancorp recognized net income of $2.334 million for the first quarter of 2013, an improvement of $455,000, or 24%, relative to net income in the first quarter of 2012. The increase over the prior year is primarily the result of lower credit-related costs, including a reduced loan loss provision and lower OREO write-downs, partially offset by a drop in net interest income. The Company’s return on average assets was 0.68% in the first quarter of 2013, relative to 0.57% in the first quarter of 2012. The Company’s return on average equity also increased, to 5.42% in the first quarter of 2013 from 4.44% in the first quarter of 2012, and diluted earnings per share increased to $0.16 in the first quarter of 2013 from $0.13 in the first quarter of 2012.

Total assets declined $52 million, or 4%, during the first quarter of 2013, due to lower loan balances. A drop in mortgage refinancing activity negatively impacted loan volume, as balances outstanding on mortgage warehouse lines fell by $52 million relative to year-end 2012 and total loans and leases declined by the same amount. A favorable development with regard to assets was a reduction of close to $7 million, or 9%, in nonperforming assets. The Company’s allowance for loan and lease losses was 1.60% of total loans at March 31, 2013, a slight increase relative to year-end 2012 due to the drop in loan balances. Total deposits declined by $18 million, or 2%, for the first three months of 2013, due primarily to the maturity of a $5 million brokered time deposit and a drop of $12 million in customer time deposits; total non-maturity deposits declined by less than $1 million. We were able to reduce non-deposit borrowings by $34 million, or 78%, during the first quarter of 2013.

“We feel that we’re off to a relatively good start in 2013,” commented James C. Holly, President and CEO. “Quarterly net income increased on a drop in credit-related costs, nonperforming assets declined, our capital position remains very strong, and our agricultural lending initiative continues to show favorable results with outstanding growth in agricultural mortgage and ag production loans,” he noted. “We still have challenges and hard work ahead of us, as evidenced in part by net interest margin compression and cyclical runoff in some loan categories, but we remain focused on developing new loan relationships and expect to end the year with some positive net growth in loans. Madame Curie once opined that ‘the way of progress is neither swift nor easy,’ and we have arrived at the same conclusion in recent years. We expect that the Bank will continue to make steady progress, and our dedicated and diligent team will continue to exert exceptional efforts to move the Bank forward and serve the best interests of our stakeholders,” Holly concluded.

Financial Highlights

As noted above, net income increased by $455,000, or 24%, for the first quarter of 2013 relative to the first quarter of 2012. Net interest income fell by $646,000, or 5%, for the comparative quarters, due to a 39 basis point drop in the Company’s net interest margin partially offset by a $58 million increase in average interest-earning assets. The increase in average interest-earning assets came primarily from loan growth. Negative factors impacting the Company’s net interest margin in 2013 include a shift from higher yielding loan categories to lower-yielding loan types, and lower loan yields across the board resulting from increased competition for quality loans. However, those negatives were partially offset by a relatively large increase in the average balance of non-interest bearing demand deposits, a shift in average interest-bearing liabilities from higher-cost borrowed money and time deposits into lower-cost deposit categories, and a slight drop in deposit rates due to a general lack of competitive pressures. Also impacting the variance in the Company’s net interest margin were interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that had been on non-accrual status. The Company had net interest reversals of $11,000 in the first quarter of 2013 relative to a net interest recovery of $144,000 in the first quarter of 2012.

Sierra Bancorp Financial Results

April 22, 2013

The Company’s loan loss provision was reduced by $1.150 million, or 42%, in the first quarter of 2013 relative to the first quarter of 2012. Thus far in 2013, the provision has been utilized primarily to provide specific reserves for certain impaired loans.

Total non-interest income was roughly the same for the comparative quarters. Service charges on deposit accounts declined $215,000, or 9%, primarily due to certain debit card interchange fees that were included with service charges on deposits in 2012 but are reflected in other non-interest income in 2013. Investment gains also declined by $64,000, with a net gain of only $6,000 realized in the first quarter of 2013. Those negative variances were offset by a $306,000 increase in other non-interest income, resulting from the addition of the aforementioned interchange fees as well as a $100,000 non-recurring signing incentive received in conjunction with our conversion of merchant processing to a new vendor in the first quarter of 2013.

Total non-interest expense fell by $221,000, or 2%, in the first quarter of 2013 relative to the first quarter of 2012. The largest component of non-interest expense, salaries and benefits, increased by $255,000, or 5%, due to regular annual salary increases and strategic staff additions that position the Company to take advantage of potential growth opportunities. Occupancy expense also reflects an increase of $62,000, or 4%. However, other non-interest expenses fell by $538,000, or 11%, due primarily to a $354,000 reduction in net OREO expense, reductions totaling $113,000 in other lending-related costs, and an $85,000 drop in deposit costs resulting mainly from lower debit card processing costs.

The Company had an income tax accrual of $204,000, or 8% of pre-tax income in the first quarter of 2013, relative to an income tax benefit of $79,000 in the first quarter of 2012. The negative tax provision for 2012 is primarily the result of lower taxable income relative to the Company’s available tax credits. Tax credits include those associated with investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the three months ended March 31, 2013 include a decline in total assets of $52 million, or 4%, due to lower loan balances. As noted above, the $52 million drop in gross loans and leases is due to lower balances outstanding on mortgage warehouse lines. Loans secured by agricultural real estate actually increased by $19 million during the quarter, and agricultural production loans were up by about $4 million. However, even excluding the drop in mortgage warehouse loans commercial loans and leases declined by $13 million, non-agricultural real estate loans fell by about $9 million, and consumer loans dropped by about $2 million, effectively offsetting the growth in agricultural loans.

Total nonperforming loans fell by almost $3 million, or 5%, during the first three months of 2013, and foreclosed assets declined by $4 million, or 20%. The Company’s ratio of nonperforming assets to loans plus foreclosed assets fell to 7.87% at March 31, 2013, from 8.10% at December 31, 2012 and 8.56% at March 31, 2012. All of the Company’s impaired loans and other assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $20 million in loans classified as restructured troubled debt (TDR’s) that were included with performing loans as of March 31, 2013.

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Sierra Bancorp Financial Results

April 22, 2013

The Company’s allowance for loan and lease losses was $13.2 million as of March 31, 2013, a decline of $674,000, or 5%, relative to year-end 2012 due mainly to the write-down of certain impaired collateral-dependent loan balances against previously established specific reserves, as offset by the build-up of reserves on other impaired loans. Including the aforementioned write-downs, net charge-offs against the allowance totaled $2.274 million in the first quarter of 2013, relative to $2.625 million in the first quarter of 2012. The overall allowance declined but the relative drop in loan balances was greater, so the ratio of the allowance to total loans increased slightly to 1.60% at March 31, 2013 from 1.58% at December 31, 2012. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2013. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

On the liability side of the balance sheet, total deposits declined by $18 million, or 2%, due primarily to the maturity of a $5 million brokered time deposit and the runoff of about $12 million in customer time deposits. Declines in non-interest bearing demand deposits and interest-bearing transaction accounts were effectively offset by increases in savings and money market deposits. There was no change in the balance of junior subordinated debentures (trust preferred securities), but other interest-bearing liabilities, comprised primarily of Federal Home Loan Bank borrowings, were reduced by $34 million, or 78%, during the first quarter of 2013. Investment securities reflect a net increase of close to $19 million, or 5%, for the first three months of 2013, due to the addition of mortgage-backed and municipal securities. Cash and due from banks fell by $14 million, or 22%, as the result of lower interest-earning balances in our Federal Reserve Bank account.

Total capital increased by about $2 million, or 1%, during the first three months of 2013, to $176 million at March 31, 2013. Risk-based capital ratios increased, as well, due in large part to the drop in risk-adjusted assets.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 36th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

April 22, 2013

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000's, unaudited)	3/31/2013	3/31/2012	% Change
Interest Income	$12,716	$13,708	-7.2%
Interest Expense	874	1,220	-28.4%
Net Interest Income	11,842	12,488	-5.2%

Provision for Loan & Lease Losses	1,600	2,750	-41.8%
Net Int after Provision	10,242	9,738	5.2%

Service Charges	2,072	2,287	-9.4%
Loan Sale Income	36	50	-28.0%
Other Non-Interest Income	2,001	1,695	18.1%
Gain (Loss) on Investments	6	70	-91.4%
Total Non-Interest Income	4,115	4,102	0.3%

Salaries & Benefits	5,920	5,665	4.5%
Occupancy Expense	1,551	1,489	4.2%
Other Non-Interest Expenses	4,348	4,886	-11.0%
Total Non-Interest Expense	11,819	12,040	-1.8%

Income Before Taxes	2,538	1,800	41.0%
Provision for Income Taxes	204	(79)
Net Income	$2,334	$1,879	24.2%

TAX DATA
Tax-Exempt Muni Income	$619	$666	-7.1%
Tax-Exempt BOLI Income	$507	$586	-13.5%
Interest Income - Fully Tax Equiv	$13,035	$14,051	-7.2%

NET CHARGE-OFFS	$2,274	$2,625	-13.4%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2013	3/31/2012	% Change
Basic Earnings per Share	$0.17	$0.13	30.8%
Diluted Earnings per Share	$0.16	$0.13	23.1%
Common Dividends	$0.06	$0.06	0.0%

Wtd. Avg. Shares Outstanding	14,113,502	14,101,879
Wtd. Avg. Diluted Shares	14,194,223	14,107,551

Book Value per Basic Share (EOP)	$12.43	$12.07	3.0%
Tangible Book Value per Share (EOP)	$12.04	$11.68	3.1%

Common Shares Outstndg. (EOP)	14,119,679	14,103,209

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2013	3/31/2012
Return on Average Equity	5.42%	4.44%
Return on Average Assets	0.68%	0.57%
Net Interest Margin (Tax-Equiv.)	3.97%	4.36%
Efficiency Ratio (Tax-Equiv.)	68.62%	69.51%
Net C/O's to Avg Loans (not annualized)	0.28%	0.35%

AVERAGE BALANCES	3-Month Period Ended:
(in $000's, unaudited)	3/31/2013	3/31/2012	% Change
Average Assets	$1,392,568	$1,332,086	4.5%
Average Interest-Earning Assets	$1,243,625	$1,185,578	4.9%
Avg Loans & Leases (net of def fees)	$808,848	$748,329	8.1%
Average Deposits	$1,160,495	$1,093,887	6.1%
Average Equity	$174,628	$170,304	2.5%

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Sierra Bancorp Financial Results

April 22, 2013

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	3/31/2013	12/31/2012	3/31/2012	Annual Chg
ASSETS
Cash and Due from Banks	$47,949	$61,818	$71,742	-33.2%
Securities and Fed Funds Sold	398,755	380,188	416,866	-4.3%
Loans Held for Sale	789	210	763	3.4%

Agricultural Loans	26,767	22,482	15,804	69.4%
Comm'l & Industrial Loans & Leases	197,204	262,129	106,743	84.7%
Real Estate Loans	555,611	545,789	574,346	-3.3%
SBA Loans	20,677	20,523	21,102	-2.0%
Consumer Loans	27,042	28,872	33,474	-19.2%
Gross Loans & Leases	827,301	879,795	751,469	10.1%
Deferred Loan & Lease Fees	1,127	1,156	690	63.3%
Loans & Leases Net of Deferred Fees	828,428	880,951	752,159	10.1%
Allowance for Loan & Lease Losses	(13,199)	(13,873)	(17,408)	-24.2%
Net Loans & Leases	815,229	867,078	734,751	11.0%

Bank Premises & Equipment	21,346	21,830	20,791	2.7%
Other Assets	102,294	106,779	103,258	-0.9%
Total Assets	$1,386,362	$1,437,903	$1,348,171	2.8%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$342,048	$352,597	$312,050	9.6%
Int-Bearing Transaction Accounts	277,570	281,426	268,293	3.5%
Savings Deposits	129,602	118,547	106,294	21.9%
Money Market Deposits	73,743	71,222	80,641	-8.6%
Customer Time Deposits	322,971	335,242	340,600	-5.2%
Wholesale Brokered Deposits	10,000	15,000	15,000	-33.3%
Total Deposits	1,155,934	1,174,034	1,122,878	2.9%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	9,273	43,069	10,845	-14.5%
Total Deposits & Int.-Bearing Liab.	1,196,135	1,248,031	1,164,651	2.7%

Other Liabilities	14,685	15,980	13,275	10.6%
Total Capital	175,542	173,892	170,245	3.1%
Total Liabilities & Capital	$1,386,362	$1,437,903	$1,348,171	2.8%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	3/31/2013	12/31/2012	3/31/2012	Annual Chg
Non-Accruing Loans	$50,566	$53,094	$49,971	1.2%
Foreclosed Assets	15,747	19,754	15,679	0.4%
Total Nonperforming Assets	$66,313	$72,848	$65,650	1.0%

Performing TDR's (not incl. in NPA's)	$19,759	$18,652	$37,655	-47.5%

Non-Perf Loans to Gross Loans	6.11%	6.03%	6.65%
NPA's to Loans plus Foreclosed Assets	7.87%	8.10%	8.56%
Allowance for Ln Losses to Loans	1.60%	1.58%	2.32%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2013	12/31/2012	3/31/2012
Shareholders Equity / Total Assets	12.7%	12.1%	12.6%
Loans / Deposits	71.6%	74.9%	66.9%
Non-Int. Bearing Dep. / Total Dep.	29.6%	30.0%	27.8%

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